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                                                                      EXHIBIT 99


FRONTIER CONSENTS TO GLOBAL CROSSING-US WEST
MERGER AGREEMENT AND US WEST TENDER OFFER

New Amendment Strengthens Shareholders' Position

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ROCHESTER, NY, May 17, 1999 -- Frontier Corporation (NYSE:FRO), one of the
country's leading providers of facilities-based integrated communications and Internet services, today announced that it has consented to Global Crossing's entry into a merger agreement with US West, and an agreement by which US West will initiate a tender for 9.5% of Global Crossing shares.

"We are pleased that Frontier's Board of Directors has given its unanimous consent for this initiative to proceed," said Joseph P. Clayton, Chief Executive Officer of Frontier. "We look forward to closing our agreement with Global Crossing as planned, in the third quarter of this year, and to our future role in providing unsurpassed data/Internet, local and global integrated communications worldwide."

In consenting to this Global Crossing-US West agreement, Frontier and Global Crossing approved certain changes to their own merger agreement that strengthens the Frontier shareholders' position, including the following:

     - An increase of $1.00, from $62 to $63, in the per share value for Frontier shareholders, if the average value of Global Crossing's shares during a pricing period prior to the closing is between $34.56 and $56.78 per share, an increase in the minimum exchange ratio from
          1.0919 shares to 1.1095 shares and an increase in the maximum exchange ratio from 1.7939 shares to 1.8229 shares, so long as the US West tender for Global Crossing shares is consummated.

     - A seven percent increase per year, compounded daily, in the new $63 share value and the maximum exchange ratio if the Global Crossing - Frontier merger does not close by December 31, 1999.

"When the original Frontier-Global Crossing transaction was negotiated, our overriding concern was to provide certainty of value to our shareholders. We are very pleased that we have not only retained our favorable collar mechanism at an increased price, but have further increased the certainty of this transaction and also obtained a seven percent per year increase in the merger consideration if the merger does not close by December 31, 1999," said Rolla P. Huff, President and Chief Operating Officer of Frontier. "With Global Crossing, we hope to contribute our highly pro-competitive culture to the benefit of the broader organization."
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About Frontier

Frontier Corporation is one of the leading providers of integrated communications solutions - including Internet, IP and data applications, long distance, local telephone and conferencing - to business customers nationwide. The self-healing Frontier Optronics Network (SM) provides customers with faster transmission speeds, greater bandwidth capacity and unrivaled reliability. For more information, visit the Frontier website at www.frontiercorp.com.
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You can receive a faxed copy of any Frontier Corporation press release dating
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